Exhibit 99.1

[CFS Bancorp, Inc. Letterhead]

December 8, 2004
FOR IMMEDIATE RELEASE

CONTACT:  Thomas F. Prisby, Chairman & Chief Executive Officer
          2l9-836-5500

                        CFS BANCORP, INC. ANNOUNCES
                        RESTRUCTURING OF BORROWINGS

     MUNSTER, IN - December 8, 2004 - CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company) today announced that its wholly-owned subsidiary, Citizens Financial Services, FSB (the Bank), has completed a restructuring of its Federal Home Loan Bank (FHLB) advances. The Bank prepaid $400.0 million of callable fixed-rate advances with an average cost of 5.92% and an average remaining term of 64.2 months resulting in prepayment penalties of $42.0 million pre-tax. The prepaid advances were replaced in large part with new borrowings which include an aggregate of $271.0 million of non-callable fixed-rate FHLB advances with an average cost of 3.64% and an average term of 34.3 months in a laddered portfolio with maturities ranging from 12 to 60 months. The new borrowings also include $54.0 million of short-term variable-rate borrowings with a current cost of 2.29%. At current market rates, the Company anticipates a reduction in its interest expense of $12.6 million pre-tax over the next 12 months.

     In conjunction with the restructuring, the Bank sold $59.6 million of available-for-sale securities at a loss of $134,000. These securities had a weighted-average rate of 3.02%. The proceeds from the securities sales combined with cash held at the Bank were used to pay the prepayment penalties and to retire $75.0 million of debt. The prepayment penalties and securities losses will have an adverse impact on the Company's fourth quarter 2004 earnings; however, the Bank will remain well-capitalized for regulatory purposes.

     "As we have previously communicated, the cost of the Company's fixed-rate FHLB advances which were prepaid had adversely affected our net interest margin and efficiency ratio," said Thomas F. Prisby, Chairman and CEO. "With the recent rise in interest rates, the Company identified the opportunity to reduce the negative impact of these borrowings by prepaying the existing debt and incurring new debt at lower current market rates. The Company expects that the transaction will result in an increase in net interest income over the remaining term of the original advances in excess of the prepayment penalties."

     Mr. Prisby continued, "Although the prepayment penalties will impact the fourth quarter and year end 2004 earnings, we anticipate the restructuring of the FHLB advances to have a significant positive impact on earnings in the coming year. The Company's current dividend payment policy should not be adversely affected by this restructuring. The Company's Board of Directors has been supportive in this initiative to improve our long-term performance."

     CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB, a $1.4 billion asset federal savings bank.



Citizens Financial Services provides community banking services and operates 24 offices throughout Chicago's Southland and Northwest Indiana. The Company's stock trades on the NASDAQ National Stock Marketr under the symbol "CITZ."

     This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management. The words "anticipate", "believe," "estimate," "expect," "indicate," "intend," "should," and similar expressions, or the negative thereof, as they related to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

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